Exhibit 99

news	UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000 Tulsa, Oklahoma 74136

Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…

May 11, 2011

UNIT CORPORATION ANNOUNCES PRICING OF UPSIZED PUBLIC OFFERING OF

$250 MILLION OF SENIOR SUBORDINATED NOTES

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that it has priced an underwritten public offering of $250 million aggregate principal amount of senior subordinated notes due 2021, which will bear interest at a rate of 6.625 percent per year (the “Offering”). The notes are being sold at 100 percent of par. The size of the Offering was increased from the previously announced $200 million to $250 million.

Unit expects to close the Offering on May 18, 2011, subject to the satisfaction of customary closing conditions. Unit intends to use the net proceeds from the Offering to repay outstanding borrowings under its credit facility and for general corporate purposes.

BofA Merrill Lynch and BMO Capital Markets acted as joint book-running managers for the Offering.

A copy of the final prospectus supplement and the accompanying prospectus for the Offering may be obtained by sending a request to: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Preliminary Prospectus Department, or e-mail Prospectus.Requests@ml.com. Alternatively, an electronic copy of the final prospectus and the accompanying prospectus is available on the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which the offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of those states.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.